Exhibit 12.2

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


                                                       HRPT PROPERTIES TRUST
                      COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS
                                                      (dollars in thousands)




                                    Nine Months Ended
                                        September 30,                               Year Ended December 31,
                                 -----------------------       ------------------------------------------------------------------
                                    2001           2000             2000           1999        1998          1997         1996
                                 -----------------------       ------------------------------------------------------------------

Earnings:
   Income before equity in
     earnings (loss) of
     equity investments and
     extraordinary item          $  67,980    $  70,941           $ 109,486     $ 116,188    $ 136,756    $  97,230    $  64,701
  Fixed charges before
     preferred distributions        69,257       79,121             104,337        91,420       66,612       38,703       23,279
  Distributions from equity
     investments                    19,968       23,651              30,294        18,606       10,320        9,640        9,360
  Capitalized interest                (603)      (1,330)             (1,680)       (1,488)        (447)        (165)          --
                                 ---------    ---------           ---------     ---------    ---------    ---------    ---------
Adjusted Earnings                $ 156,602    $ 172,383           $ 242,437     $ 224,726    $ 213,241    $ 145,408    $  97,340
                                 =========    =========           =========     =========    =========    =========    =========

Fixed Charges:
  Interest expense               $  66,164    $  75,849           $ 100,074     $  87,470    $  64,326    $  36,766    $  22,545
  Amortization of deferred
     financing costs                 2,490        1,942               2,583         2,462        1,839        1,772          734
  Capitalized interest                 603        1,330               1,680         1,488          447          165           --
  Preferred distributions           11,905           --                  --            --           --           --           --
                                 ---------    ---------           ---------     ---------    ---------    ---------    ---------
Total Fixed Charges              $  81,162    $  79,121           $ 104,337     $  91,420    $  66,612    $  38,703    $  23,279
                                 =========    =========           =========     =========    =========    =========    =========

Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Distributions                       1.9x         2.2x                2.3x          2.5x         3.2x         3.8x         4.2x
                                 =========    =========           =========     =========    =========    =========    =========


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